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                                                                  EXHIBIT 99

KV PHARMACEUTICAL COMPANY

                                           CONTACT:
                                           CATHERINE M. BIFFIGNANI
                                           VICE PRESIDENT, INVESTOR RELATIONS
                                           314-645-6600

FOR IMMEDIATE RELEASE                      [KV PHARMACEUTICAL logo]



            KV PHARMACEUTICAL COMPANY LICENSES TWO WOMEN'S HEALTH
            PRODUCTS FOR MARKETING IN SPAIN, PORTUGAL AND ANDORRA


  KV SIGNS AGREEMENT WITH ISDIN, S.A. (ESTEVE/PUIG) COVERING MARKET LEADER
              GYNAZOLE-1(R) AND RECENTLY APPROVED CLINDESSE(TM)


St. Louis, MO., March 31, 2005 -- KV Pharmaceutical Company (NYSE: KVa/KVb) announced today that it has entered into an agreement with ISDIN, S.A., an affiliate of Esteve, Spain's 6th largest pharmaceutical company, for the granting of licensing rights in Spain, Portugal and Andorra for KV's two single-dose treatment prescription vaginal cream products, U.S. market leader Gynazole-1(R) and the recently FDA approved Clindesse(TM). KV will receive licensing fees and manufacturing revenues under the terms of the agreement with ISDIN for both products.

The products will be marketed in Spain by ISDIN whose sales force will call on approximately 95% of the territory's gynecologists. KV anticipates that Gynazole-1(R) will be ready for introduction in Spain late in KV's fiscal year ending March 31, 2006, with Clindesse(TM) to follow. ISDIN's prescription marketplace for vaginal anti-infective products is estimated to be approximately $20 million.

Marc S. Hermelin, Vice Chairman of the Board and Chief Executive Officer of KV stated, "This new agreement with ISDIN comes shortly after the announced agreement with RIMSA for the Mexican marketplace. Our agreement with ISDIN substantiates the continued interest generated by Gynazole-1(R) for international partnerships with its proprietary single-dose treatment using KV's SITE RELEASE(R) technology and also marks the third international marketplace for Clindesse(TM) along with our partners in Brazil and Mexico. We look forward to working with our newest partner, ISDIN, to launch these two innovative and patient-friendly products into the Spanish marketplace."

Gynazole-1(R) (butoconazole nitrate 2%) is a rapidly growing branded prescription vaginal antifungal product indicated for the local treatment of vulvovaginal candidiasis in the United



States, having 30% of the branded prescription cream segment with agreements already concluded for over 50 markets worldwide.

Clindesse(TM) (clindamycin phosphate) Vaginal Cream 2% is the world's first approved single-dose therapy for non-pregnant patients with bacterial vaginosis ("BV"), the most common form of vaginitis. Clindesse(TM) recently won approval for marketing in the U.S. from the Food and Drug Administration and is currently marketed through the Company's branded division, Ther-Rx Corporation.

Additional information about Clindesse(TM) and Gynazole-1(R), including full prescribing information, can be obtained at www.clindesse.com and www.gynazole-1.com.


ABOUT KV PHARMACEUTICAL COMPANY
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, acquires, manufactures and markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's fastest growing small companies, most recently by Forbes' in its November 2004 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.


SAFE HARBOR
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions, concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commit", "intend", "estimate", "will", "should", "could", and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, regulatory approvals, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause the actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions.



Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals including the timing, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing; (5) new product development and launch including but limited to the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials;
(8) the regulatory environment; (9) fluctuations in operating results; (10) the difficulty of predicting international regulatory approval, including the timing; (11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive response to the Company's sales, marketing and strategic efforts; (13) risks that the company may not ultimately prevail in its litigation; and (14) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook.


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